Exhibit 10.1
AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          This AMENDMENT (this “Amendment”) is made and entered into as of November 29, 2011, by and between CVR Energy, Inc., a Delaware corporation (the “Company”) and Edward Morgan (the “Executive”).
          WHEREAS, the Company and the Executive are parties to a Second Amended and Restated Employment Agreement dated as of January 1, 2011 (the “Employment Agreement”);
          WHEREAS, Section 8.1 of the Employment Agreement permits the Employment Agreement to be amended by written agreement of the parties thereto;
          WHEREAS, the parties hereto desire to amend the Employment Agreement as provided herein; and
          WHEREAS, capitalized terms used and not defined herein shall have the meaning ascribed to them in the Agreement.
          NOW, THEREFORE, in consideration of the foregoing, it is mutually agreed that the Employment Agreement is amended as of the date set forth above, in the following particulars:
1.	Section 1.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on January 1, 2011 (the “Commencement Date”) and ending on the earlier of (i) December 31, 2012 and (ii) the termination or resignation of the Executive’s employment in accordance with Section 3 hereof (the “Term”). Upon written agreement between the Company and the Executive made no later than December 1, 2012, the Term shall be extended on such terms and conditions as the Company and the Executive mutually agree.”

2.	Section 1.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Term, the Executive shall serve as Chief Financial Officer and Treasurer of the Company (“CFO”) until the date (the “Transition Date”) that is 120 days (or such earlier date as the Company in its discretion may determine) after the date that the Company has named a successor to the Executive as Chief Financial Officer and Treasurer (the “Successor CFO”), at which time the Executive shall serve as Executive Vice President of Investor Relations of the Company (“EVP of IR”). The Executive shall also serve in such other or additional positions as an officer or director of the Company, and of such direct or indirect affiliates of the Company (“Affiliates”), as the Executive and the board of directors of the Company (the “Board”) or its designee shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Chief Executive Officer of the Company or the Board or, during the period in which he serves as the EVP of IR, the Successor CFO.”

3.	Section 2.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of (i) during the period that the Executive is serving as CFO, $335,000 and (ii) during the period that the Executive is serving as EVP of IR, $275,000, which shall be prorated for any partial year at the end of the Term and shall accrue and be payable in accordance with the Company’s standard payroll policies, as such salary may be adjusted upward by the Compensation Committee of the Board in its discretion (as adjusted, the “Base Salary”).”

4.	Section 2.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). For fiscal year 2011, the target Annual Bonus shall be 120% of the Executive’s Base Salary as in effect at the beginning of fiscal year 2011. For fiscal year 2012, the target Annual Bonus shall be equal to (i) 120% of the Executive’s Base Salary of $335,000, prorated for the portion of the year that the Executive served as CFO and (ii) 40% of the Executive’s Base Salary of $275,000, prorated for the portion of the year that the Executive served as EVP of IR, in each case such proration based on the number of days that the Executive served in each position. The actual Annual Bonus paid for any fiscal year shall be paid pursuant to the Company’s Performance Incentive Plan.”

5.	Section 3.2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a)(1) Termination by the Company Other than For Cause or Disability; Resignation by the Executive for Good Reason. If during the Term (except during the Window Period (as defined in Section 3.2(a)(2) below)) (i) the Executive’s employment is terminated by the Company other than for Cause or Disability or (ii) the Executive resigns for Good Reason, then in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of Executive’s Base Salary at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) for a period of twelve (12) months (or, if earlier, until and including the month in which the Executive attains age 70) (the “Severance Period”) and (y) a Pro-Rata Bonus and (z) to the extent permitted pursuant to the applicable plans, the continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and the Executive’s dependents)

of medical, dental, vision and life insurance benefits (“Welfare Benefits”) the Executive would otherwise be eligible to receive as an active employee of the Company for twelve (12) months or, if earlier, until such time as the Executive becomes eligible for Welfare Benefits from a subsequent employer (the “Welfare Benefit Continuation Period”) (such payments, collectively, the “Severance Payments”). If the Executive is not permitted to continue participation in the Company’s Welfare Benefit plans pursuant to the terms of such plans or pursuant to a determination by the Company’s insurance providers or such continued participation in the plan would result in the imposition of an excise tax to the Company pursuant to Section 4980D of the Code, the Company shall use reasonable efforts to obtain individual insurance policies providing the Welfare Benefits to the Executive during the Welfare Benefit Continuation Period and, if applicable, the Additional Welfare Benefit Continuation Period (as defined below), but shall only be required to pay for such policies an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefits plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Welfare Benefit Continuation Period and, if applicable, the Additional Welfare Benefit Continuation Period, an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefits plans. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination or resignation of employment with the Company (the “Release”) in a form reasonably acceptable to the Company and the Executive that becomes effective not later than forty-five (45) days after the date of such termination or resignation of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a)(1). Subject to the foregoing and Section 3.2(e), the Severance Payments will commence to be paid to the Executive on the forty-fifth (45th) day following the Executive’s termination of employment, except that the Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company’s senior executives for the year in which the Executive’s termination of employment occurs.”

(2)	“Window Period Severance. If, during the period commencing on the Transition Date and ending on December 31, 2012 (the “Window Period”), (i) the Executive resigns for any reason or (ii) the Executive’s employment is terminated by the Company other than for Cause or Disability, in addition to the Accrued Amounts and in lieu of any payments and benefits to which the Executive may have otherwise become entitled pursuant to Section 3.2(a)(1) of this Agreement, the Executive shall be entitled to (A) the accelerated vesting of any unvested shares of restricted common stock of the Company held by the Executive at such time, including, but not limited to any restricted stock awards made in December 2011 (the “Accelerated Vesting”), (B) a Pro-Rata Bonus and (C) solely if such termination is pursuant to clause (ii) of this Section 3.2(a)(2), the continuation of Executive’s Base Salary at the rate in effect immediately prior to the date of termination until December 31, 2012 (the “Base Salary Continuation”). If, during the Window Period, (I) the Executive’s employment is terminated by the Company other than for Cause or Disability, or the Executive resigns for Good Reason, in either case within the one (1) year period following a Change in Control, or (II) the Executive’s termination or resignation is a Change in Control Related Termination, then, in addition to the payments described above, the Executive shall be entitled to a payment in an amount equal to $9,167 for each month during the twelve (12) month period following such termination (pro-rated for any partial months) (the “Target Bonus Continuation”). The Executive’s entitlement to each of the payments and benefits set forth in this Section 3.2(a)(2) shall be conditioned upon: (x) the Executive’s continued compliance with Executive’s obligations under Section 4 of this Employment Agreement and (y) the Executive’s execution, delivery and non-revocation of a valid and enforceable Release in a form reasonably acceptable to the Company and the Executive that becomes effective not later than forty-five (45) days after the date of such termination or resignation of employment. Subject to Section 3.2(e) hereof, (i) if applicable, the Base Salary Continuation and the Target Bonus Continuation shall commence to be paid to the Executive on the forty-fifth (45th) day following the Executive’s termination of employment, provided, that, the first such payment shall include payment in respect of all periods subsequent to the Executive’s termination until the payroll period in respect of which such payment is being made; (ii) the Accelerated Vesting shall occur on the date that the Release has become effective and irrevocable and (iii) the Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company’s senior executives for the year 2012. The parties agree that income and employment taxes will be due and owing with respect to restricted common stock of the Company held by the Executive as of the earlier of the date that the restricted stock vests pursuant to this Section 3.2(a)(2) or the date that the restricted stock vests pursuant to the terms of the applicable restricted stock agreement. The parties further agree that unless the Executive shall satisfy income and employment tax withholding obligations by a payment to the Company in cash, the Company shall withhold delivery of a number of shares of restricted stock with a fair market value as of the vesting date equal to the income and employment taxes owing in satisfaction of the Executive’s income and employment tax obligations thereon.”

6.	Section 3.2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“[Reserved].”

7.	The reference to Section 3.2(b) in Section 3.2(c) of the Employment Agreement is hereby replaced with a reference to Section 3.2(c).

8.	The clause in the proviso to Section 3.2(d)(2) of the Employment Agreement that reads “the payments and benefits set forth in Section 3.2(a) and, to the extent either or both are applicable, Section 3.2(b) and Section 3.2(c)” shall be replaced with “the payments and benefits set forth in Section 3.2(a) and, to the extent applicable, Section 3.2(c)”.

9.	Solely for purposes of Section 4.2 of the Employment Agreement, the “Restriction Period” shall be revised to mean the period “during the Term and for a period of thirty (30) days thereafter.” The length of the Restriction Period for purposes of any other Section or subsection of the Employment Agreement shall not be changed.

10.	The Employment Agreement is amended by adding a new Section 4.8 to provide as follows, and renumbering the remaining subsections of Section 4 accordingly:

Non-Disparagement. From and after the date hereof, the Executive shall not make or publish any untruthful, derogatory or disparaging statements (whether written or oral) regarding the Company or any of its Affiliates, employees officers or directors, or otherwise malign the business or reputation of any of them.

11.	The reference to Section 3.2(b) in Section 8.13 of the Employment Agreement is hereby replaced with a reference to Section 3.2(c).

12.	The Executive acknowledges and agrees that Good Reason shall not exist at any time by reason of the Executive’s ceasing to serve as CFO, the reduction of the Executive’s Base Salary from $335,000 to $275,000, the reduction of the Executive’s target Annual Bonus from 120% of Base Salary to 40% of Base Salary or any of the other changes to the Employment Agreement set forth in this Amendment.

13.	Effective as of the last payroll date of the year 2011, the Company shall grant the Executive a number of shares of restricted common stock of the Company with a fair market value on the grant date equal to $165,000, subject to the terms of a restricted stock agreement between the Executive and the Company.

14.	With the exception of the modifications set forth in this Amendment, all other provisions of the Employment Agreement shall remain unchanged, and shall continue in full force and effect.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below.

CVR ENERGY, INC.
By:	/s/ John J. Lipinski
	Name:	John J. Lipinski
	Title:	CEO and President
	Date:	November 29, 2011

EXECUTIVE:
/s/ Edward Morgan
Name:	Edward Morgan
Date:	November 29, 2011

[Signature Page for Amendment to Edward Morgan Second Amended and Restated Employment Agreement]